Registration No. 333 –

As filed with the Securities and Exchange Commission on March 5, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

KONINKLIJKE PHILIPS ELECTRONICS N.V.

(Exact Name of Registrant as Specified in its Charter)

ROYAL PHILIPS ELECTRONICS N.V.

(Translation of Registrant’s Name into English)

The Netherlands

(State or Other Jurisdiction of Incorporation or Organization)

Not Applicable

(I.R.S. Employer Identification No.)

Breitner Center

Amstelplein 2

1096 BC Amsterdam

The Netherlands

Tel. No.: 011-31-20-59-77-777

(Address and Telephone Number of Registrant’s Principal Executive Offices)

David A. Dripchak

Philips Electronics North America Corporation

3000 Minuteman Road

Building 1

Andover, MA 01810

Tel No.: 001-978-659-4801

(Name, Address and Telephone Number of Agent for Service)

Please send copies of all communications to:

John O’Connor

Sullivan & Cromwell LLP

1 New Fetter Lane

London EC4A 1AN

England

Tel. No.: 011-44-20-7959-8900

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the commission pursuant to rule 462(e) under the Securities Act check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered / Proposed Maximum Aggregate Offering Price per Unit / Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Debt Securities	(1)	$0[1]

1	An indeterminate aggregate initial offering price or number of the Debt Securities is being registered as may from time to time be offered at indeterminate prices. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.

PROSPECTUS

KONINKLIJKE PHILIPS ELECTRONICS N.V.

DEBT SECURITIES

We may offer and sell debt securities from time to time. Each time we sell any of the debt securities described in this prospectus, we will provide one or more supplements to this prospectus that will contain specific information about those securities and their offering. You should read this prospectus and any applicable prospectus supplement(s) carefully before you invest.

We may sell these debt securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents will be stated in an accompanying prospectus supplement.

Investing in these securities involves certain risks. See “Risk Factors” on page 4.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 5, 2012

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus as further described below under “Where You Can Find More Information”. This summary does not contain all the information that you should consider before investing in the securities being offered by this prospectus. You should carefully read the entire prospectus, the documents incorporated by reference into this prospectus, and the final term sheet, if any, and prospectus supplement relating to the particular securities being offered.

Koninklijke Philips Electronics N.V.

Koninklijke Philips Electronics N.V. is a limited liability company incorporated under Netherlands law tracing its origins to Philips & Co., which was established in 1891. Koninklijke Philips Electronics N.V. is the holding company for, and part of, the Philips group of companies. Its shares are listed on Euronext Amsterdam and the New York Stock Exchange. Philips delivers products, systems and services in the fields of lighting, healthcare, lifestyle entertainment, health & wellness, domestic appliances and personal care. As of December 31, 2011, Philips had approximately 124 production sites in 26 countries and sales and service outlets in approximately 100 countries and some 121,888 employees. Philips’ principal executive office is located at Breitner Center, Amstelplein 2, 1096 BC, Amsterdam, The Netherlands. Our telephone number is (011) 31 20 59 77 777.

Debt Securities

For any particular debt securities we may offer, the applicable final term sheet, if any, and the applicable prospectus supplement will describe the title of the debt securities, the aggregate principal or face amount and the purchase price; the stated maturity; the amount or manner of calculating the amount payable at maturity; the rate or manner of calculating the rate and the payment dates for interest, if any; the redemption or repurchase terms; and any other specific terms. The debt securities will be issued pursuant to an indenture, as supplemented from time to time, (the “Indenture”) entered into between us and Deutsche Bank Trust Company Americas, which acts as Trustee (the “Trustee”).

When we use the term “securities” or “debt securities” in this prospectus, we mean any of the securities we may offer with this prospectus. This prospectus, including this summary, describes the general terms that may apply to the securities; the specific terms of any particular securities that we may offer will be described in the prospectus supplement.

Form of Securities

The securities of a series may be offered in the form of one or more global certificates that will be deposited with a depositary, such as The Depository Trust Company, Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), as specified in the applicable prospectus supplement.

Listing

If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed on March 5, 2012 with the U.S. Securities and Exchange Commission using the shelf registration process. We may sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of those securities and their offering. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement(s) together with the additional information described under the heading “Where You Can Find More Information” prior to purchasing any of the securities offered by this prospectus.

Unless the context otherwise requires, references in this prospectus to Koninklijke Philips Electronics N.V., the “issuer”, “we”, “our”, “ours” or “us” are references to Koninklijke Philips Electronics N.V. without its subsidiaries, and references to “Philips” or the “Philips group” are to Koninklijke Philips Electronics N.V. and its consolidated subsidiaries. The use of such terms may differ in the documents incorporated by reference herein and you should consult those documents regarding the meaning of such terms.

RISK FACTORS

We urge you to carefully review the risks described below, together with the risks described in the documents incorporated by reference into this prospectus, before you decide to buy securities. In particular, you should review the risks relating to Philips’ business included in the Annual Report on Form 20-F, incorporated by reference herein. If any of these risks actually occur, Philips’ business, financial condition and results of operations could suffer, and the trading price and liquidity of the securities could decline, in which case you may lose all or part of your investment.

Risks relating to an investment in the securities

We may be able to incur substantially more debt in the future.

We may be able to incur substantial additional indebtedness in the future, including in connection with future acquisitions, some of which may be secured by Philip’s assets. The terms of the securities will not limit the amount of indebtedness we may incur. Any such incurrence of additional indebtedness could exacerbate the risks that holders of the securities now face.

The securities lack a developed market.

There can be no assurance regarding the future development of a market for the securities or the ability of holders of the securities to sell their securities or the price at which such holders may be able to sell their securities. If such a market were to develop, the securities could trade at prices that may be higher or lower than the initial offering price depending on many factors, including, among other things, prevailing interest rates, Philips’ operating results and the market for similar securities. The initial purchasers may make a market in the securities as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to do so, and any such market-making activities with respect to the securities may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the securities or that an active public market for the securities will develop. See “Plan of Distribution.”

Direct creditors of our subsidiaries will generally have superior claims to cash flows from those subsidiaries.

As a holding company, Koninklijke Philips Electronics N.V. depends upon cash flow received from its subsidiaries to meet its payment obligations under the securities. Since the creditors of any of our subsidiaries generally would have a right to receive payment that is superior to the parent company’s right to receive payment from the assets of that subsidiary, holders of the securities will be effectively subordinated to creditors of the parent company insofar as cash flows from those subsidiaries are relevant to the securities. The terms and conditions of the securities do not limit the amount of liabilities that our group subsidiaries may incur. In addition, certain of our subsidiaries are or may become subject to statutory or contractual restrictions on their ability to pay dividends.

You may be unable to recover in civil proceedings for U.S. securities laws violations.

Koninklijke Philips Electronics N.V. is organized under the laws of The Netherlands. Many of our assets are located outside the United States. In addition, most of the members of our Supervisory Board, Board of Management and officers are residents of countries other than the United States. As a result, it may be impossible for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts predicated upon civil liability provisions of the U.S. securities laws. In addition, we cannot assure you that civil liabilities predicated upon the federal securities laws of the United States will be enforceable in The Netherlands. See “Enforceability of Civil Liabilities.”

WHERE YOU CAN FIND MORE INFORMATION

Koninklijke Philips Electronics N.V. is subject to the informational reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) applicable to foreign private issuers and files or furnishes annual, half yearly and special reports and other information with the SEC. You may read and copy any document that Koninklijke Philips Electronics N.V. files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. In addition, Koninklijke Philips Electronics N.V.’s SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. For further information, please call the SEC at 1-800-SEC-0330 or log on to http://www.sec.gov. However, if we satisfy the applicable conditions set forth in SEC rules, we may seek to suspend or terminate our Exchange Act reporting obligations.

Koninklijke Philips Electronics N.V.’s shares are listed on Euronext Amsterdam and the New York Stock Exchange, the latter in the form of Shares of New York Registry. You can consult reports and other information about Koninklijke Philips Electronics N.V. that are filed pursuant to the rules of Euronext Amsterdam and the New York Stock Exchange at these exchanges.

INCORPORATION BY REFERENCE

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the issuer, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC allows us to incorporate by reference the information we file with them, which means that:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring to those documents; and

•

information that we file with the SEC in the future and incorporate by reference herein will automatically update and supersede information in this prospectus and information previously incorporated by reference herein.

The information that we incorporate by reference is an important part of this prospectus.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in Philips’ affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. Any statement contained in such incorporated documents shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in another document we incorporate by reference at a later date modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the Annual Report on Form 20-F of Koninklijke Philips Electronics N.V. for the year ended December 31, 2011 (the “Annual Report on Form 20-F”) (File No. 001-05146-01), filed with the SEC on February 24, 2012, the Report on Form 6-K filed with the SEC on March 5, 2012 (which sets forth our consolidated capitalization) and any future filing made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until this offering is completed. Any report on Form 6-K that we furnish to the SEC after the date of this prospectus (or portions thereof) is incorporated by reference in this prospectus only to the extent that the report expressly states that we incorporate it (or such portions) by reference in this prospectus.

You may also request a copy of documents incorporated by reference at no cost, by contacting us at the following address and phone number:

Koninklijke Philips Electronics N.V.

Breitner Center, HBT 11-8

P.O. Box 77900, 1070 MX Amsterdam

The Netherlands

Tel: (+31) 20 59 77221

The Annual Report on Form 20-F and any other information incorporated by reference is considered to be a part of this prospectus. The information in this prospectus, to the extent applicable, automatically updates and supersedes the information in our Annual Report on Form 20-F.

You should rely only on the information that we incorporate by reference or provide in this prospectus or any applicable prospectus supplement(s). We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

FORWARD-LOOKING STATEMENTS

In order to utilize the ‘Safe Harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995, we are providing the following cautionary statement. This prospectus, including documents incorporated by reference, in particular, among other statements, certain statements in “Item 4 Information on the Company” in the Annual Report on Form 20-F with regard to management objectives, market trends, market standing, product volumes, business risks and the implementation of the Accelerate! program, the statements in “Item 8 Financial Information” in the Annual Report on Form 20-F relating to legal proceedings, the statements in “Item 5 Operating and financial review and prospects” in the Annual Report on Form 20-F with regard to trends in results of operations, margins, overall market trends, risk management, exchange rates and statements in “Item 11 Quantitative and qualitative disclosures about market risks” in the Annual Report on Form 20-F relating to risk caused by derivative positions, interest rate fluctuations and other financial exposure, may contain certain forward-looking statements with respect to the financial condition, results of operations and businesses of Philips and certain of the plans and objectives of Philips with respect to these items. These statements may generally, but not always, be identified by the use of words such as ‘anticipates,’ ‘assumes,’ ‘believes,’ ‘estimates,’ ‘expects,’ ‘should,’ ‘will,’ ‘will likely result,’ ‘forecast,’ ‘outlook,’ ‘projects,’ ‘may’ or similar expressions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events that depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include but are not limited to:

•	Dutch and global economic and business conditions;

•	developments within the eurozone;

•	the successful implementation of Philips’ strategy, and its ability to realize the benefits of this strategy;

•	Philips’ ability to develop and market new products;

•	changes in legislation;

•	legal claims;

•	changes in exchange and interest rates;

•	changes in tax rates, pension costs, actuarial assumptions raw materials and employee costs;

•	Philips’ ability to identify and complete successful acquisitions and to integrate those acquisitions into our business;

•	Philips’ ability to successfully exit certain businesses or restructure its operations;

•	the rate of technological changes, political, economic and other developments in countries where Philips operates; and

•	industry consolidation and competition.

Furthermore a review of certain of the reasons why actual results and developments may differ materially from the expectations disclosed or implied within forward-looking statements can be found under “Item 3D Risk factors” in the Annual Report on Form 20-F. We also suggest that you review “Item 5 Operating and financial review and prospects” in the Annual Report on Form 20-F. All subsequent written or oral forward-looking statements attributable to the issuer or any member of the Philips Group or any persons acting on their behalf are expressly qualified in their entirety by the factors referred to above. Neither Philips nor any of its affiliates intends to update these forward-looking statements.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes. General corporate purposes may include working capital, the repayment of existing debt (including debt of acquired companies), for financing capital investments or acquisitions and any other purposes that may be stated in a prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities. It sets forth possible terms and conditions for each series of debt securities. Each time that the issuer offers debt securities, it will prepare and file a prospectus supplement with the SEC, which you should read carefully. The prospectus supplement may contain additional terms and provisions of those securities. If there is any inconsistency between the terms and conditions presented here and those in the prospectus supplement, those in the prospectus supplement will apply and will replace those presented here.

The debt securities of any series will be the unsecured obligations of the issuer, and will rank equally with all of its other unsecured and unsubordinated obligations.

The issuer will issue the debt securities under the Indenture between it and Deutsche Bank Trust Company Americas as Trustee, which may be supplemented or amended from time to time. The terms of the debt securities include those stated in the Indenture, and those made part of the Indenture by reference to the Trust Indenture Act. You should read the Indenture and any supplements or amendments thereto. The issuer has filed a copy of the Indenture, as an exhibit to the registration statement, of which this prospectus is a part.

Because this section is a summary, it does not describe every aspect of the debt securities in detail. This summary is subject to, and qualified by reference to, all of the definitions and provisions of both the Indenture and each series of debt securities. Certain terms, unless otherwise defined herein, have the meaning given to them in the Indenture. The terms “Holder” and other similar terms refer to the “registered holder” of the applicable notes, and not to a beneficial owner of a book-entry interest in any notes, unless the context otherwise clearly requires.

General

The debt securities are not deposits and are not insured by any regulatory body of the United States or The Netherlands.

Deutsche Bank Trust Company Americas acts as the Trustee under the Indenture. The Trustee has two principal functions:

•	First, it can enforce your rights against the issuer if it defaults on debt securities issued under the Indenture, subject to certain limitations described in the Indenture; and

•	Second, the Trustee performs administrative duties for the issuer, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

The Indenture does not limit the amount of debt securities that the issuer may issue. The issuer may issue the debt securities in one or more series, or as units comprised of two or more related series. The prospectus supplement will indicate for each series or for two or more related series of debt securities:

•	the title of the series of debt securities;

•	the issue price;

•	any limit on the aggregate principal amount of the series of debt securities;

•	any stock exchange on which the issuer will list the series of debt securities;

•	the date or dates on which the issuer will pay the principal of the series of debt securities;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the dates of which interest, if any, on the series of debt securities will be due and payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions;

•	provisions for redemption at the option of the Holder or at the option of the issuer;

•

the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions that are not described in this prospectus, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	the terms under which any series of debt securities will be convertible into, or exchangeable for, other securities, including equity securities;

•	the denominations in which the debt securities will be issuable;

•	the currency of payment of principal and any premium or interest on the series of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

•	if applicable, any index the issuer will use to determine the amount of any payments of, premium, if any, and interest on the series of debt securities;

•	the applicability of the provisions described later under “Defeasance and Discharge—Covenant Defeasance”;

•

if the series of debt securities will be issuable in whole or part in the form of a global security as described under “Legal Ownership”, and the depositary or its nominee with respect to the series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or its nominee; and

•	any other special features of the series of debt securities.

The issuer may sell debt securities that bear no interest or that bear interest at a rate below the prevailing market interest rate or at a discount to their stated principal amount (“discount securities”). It may also denominate securities in a currency other than U.S. dollars. The relevant prospectus supplement will describe any special United States federal income tax considerations applicable to securities issued with original issue discount or to debt securities denominated in a currency other than U.S. dollars.

Holders of debt securities have no voting rights except as summarized below under “Modification and Waiver”.

Form of Debt Securities

Debt securities will be issued only in fully registered form and may be represented in whole or in part by one or more global securities. Each debt security, including a global debt security, will be represented by a certificate in registered form and the person or entity named in the certificate is the holder.

Payment of Additional Amounts

The issuer will pay any amounts to be paid by it on the debt securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of The Netherlands or any political subdivision or authority of The Netherlands that has the power to tax, unless the deduction or withholding is required by law. If at any time a taxing jurisdiction of The Netherlands requires the issuer to deduct or withhold taxes, the issuer will pay such additional amounts of, or in respect of, the principal of, any premium, and any interest, or other amounts to which a holder is entitled on the debt securities (“Additional Amounts”) as are necessary so that the net amounts paid to the holders, after the deduction or withholding, shall equal the amounts which would have been payable had no such deduction or withholding been required. However, the issuer will not pay Additional Amounts for taxes in any of the following circumstances:

(i.)

the tax or charge is imposed only because the Holder, or a fiduciary, settlor, beneficiary or member or shareholder of, or possessor of a power over, the Holder, if the Holder is an estate, trust, partnership or corporation, was or is connected to the taxing jurisdiction or otherwise than through holding the debt securities. These connections include, but are not limited to, where the Holder or related party: (a) is or has been a citizen or resident of the jurisdiction; (b) is or has been engaged in trade or business in the jurisdiction; (c) has or had a permanent establishment in the jurisdiction; or (d) has, or has had, a substantial interest in the issuer’s share capital;

(ii.)	the tax or charge is imposed due to the presentation of a debt security, if presentation is required, for payment on a date more than 30 days after the security became due or after the payment was provided for, whichever occurs later;

(iii.)	the tax is an estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(iv.)	the tax, assessment or governmental charge is payable in a manner that does not involve withholding;

(v.)	the tax, assessment or governmental charge is imposed or withheld because the Holder or beneficial owner failed to comply with any of the issuer’s requests for the following that the statutes, regulations or administrative practices of the taxing jurisdiction require as a precondition to exemption from all or part of such withholding: (a) to provide information about the nationality, residence, or identity of the Holder or beneficial owner; or (b) to make a declaration or satisfy any other information requirements;

(vi.)	the withholding or deduction is imposed pursuant to European Union Directive 2003/48/EC on the taxation of savings or any law or agreement implementing or complying with, or introduced to conform to, such Directive;

(vii.)	the withholding or deduction is imposed on a Holder or beneficial owner who could have avoided such withholding or deduction by presenting its debt securities to another paying agent in a member state of the European Union, or

(viii.)	the Holder is a fiduciary or partnership or an entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, any security, and the laws of the taxing jurisdiction require the payment to be included in the income of a beneficiary or settlor for tax purposes with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of such security.

Whenever the issuer refers in this prospectus to the payment of the principal of, any premium, or any interest, or other amounts to which a Holder is entitled, if any, on, or in respect of, any debt securities, the issuer means to include the payment of Additional Amounts to the extent that, in context, Additional Amounts are, were or would be payable.

Redemption

General

Upon presentation of any debt security redeemed in part only, the issuer will execute and the Trustee will authenticate and deliver to or on the order of the holder thereof, at the expense of the issuer, a new debt security or debt securities, of authorized denominations, in principal amount equal to the unredeemed portion of the debt security so presented.

On or before any redemption date, the issuer shall deposit with the Trustee money sufficient to pay the redemption price of and accrued interest on the debt securities to be redeemed on such date. If less than all the debt securities are to be redeemed, the debt securities to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate and is consistent with the rules of The Depository Trust Company, or DTC.

Redemption for Tax Reasons

The issuer will have the option to redeem the debt securities of any series upon not less than 30 nor more than 60 days’ notice at any time, if the issuer determines that it will or would be required to pay holders Additional Amounts, and it cannot avoid such payment by reasonable measures available to it, as a result of: (i) a change in or amendment to the laws or regulations of The Netherlands (or of any political subdivision or taxing authority thereof or therein), or (ii) a change in an official application or interpretation of those laws or regulations, including a decision of any court or tribunal, in each case which becomes effective (1) in the case of the issuer, on or after the earliest issue date of any debt security of such series or (2) in the case of a successor company, on or after the date such successor assumes the obligation under the debt securities.

In each case, before the issuer gives a notice of redemption, it shall be required to deliver to the Trustee an officer’s certificate confirming that the issuer is entitled to exercise its right of redemption. The redemption must be made in respect of all, but not some, of the debt securities of the relevant series. The redemption price will be equal to 100% of the principal amount of such debt securities together with any accrued but unpaid interest to the date fixed for redemption.

Covenants

Restrictions on Liens

Some of the issuer’s property may be subject to a mortgage or other legal mechanism that gives its lenders preferential rights in that property over other lenders, including the holders, or over the issuer’s general creditors if the issuer fails to pay them back. These preferential rights are called liens. The issuer promises that it and its restricted subsidiaries will not become obligated on any new debt for borrowed money that is secured by a lien on any of its principal properties or on any shares of stock of any of its restricted subsidiaries, unless it grants an equivalent or higher-ranking lien on the same property to the holders.

The issuer does not need to comply with this restriction if the amount of all debt that would be secured by liens on its principal properties and the shares of stock of its restricted subsidiaries, excluding debt secured by certain specified types of liens (including those listed below), is less than 15% of the issuer’s consolidated shareholders’ equity.

This restriction on liens applies only to liens for borrowed money. For example, liens imposed by operation of law, such as liens to secure statutory obligations for taxes or workers’ compensation benefits, or liens the issuer creates to secure obligations to pay legal judgments or surety bonds, would not be covered by this restriction.

This restriction on liens also does not apply to debt secured by a number of different types of liens and issuer can disregard this debt when it calculates the limits imposed by this restriction. These types of liens that the issuer can disregard include the following:

•	any lien existing on or before the date of the Indenture;

•	judgment liens;

•	any lien arising by operation of law and not securing amounts more than ninety days overdue or otherwise being contested in good faith;

•

any lien subsisting over any principal property, shares of stock of any restricted subsidiary (that becomes a restricted subsidiary after the date of the Indenture) subsisting prior to the date of such subsidiary becoming a restricted subsidiary, provided that such lien was not created in contemplation of such subsidiary becoming a restricted subsidiary;

•

any lien on a principal property, shares or title documents for such property, shares of stock of any restricted subsidiary that the issuer or any restricted subsidiary acquired as security for, or for indebtedness incurred, to finance all or part of the price of its acquisition, development, redevelopment, modification or improvement;

•	any lien over any principal property, or title documents for such property, shares of stock of any restricted subsidiary that the issuer or any restricted subsidiary acquired subject to the lien;

•

any lien to secure indebtedness for borrowed money incurred in connection with a specifically identifiable project where the lien relates to a principal property for which such project has been undertaken and where the recourse of the creditors relating to the indebtedness is limited to the project and principal property;

•

any lien incurred or deposits made in the ordinary course of business including but not limited to: (i) any mechanics’, materialsmens’, carriers’, workmen’, vendors’ or similar lien, (ii) any lien incurred or deposits made securing amounts in connection with workers’ compensation, unemployment insurance and other types of social security, and (iii) any easements or rights-of-way restrictions and other similar charges;

•

any lien or deposits securing the performance of tenders, bids, leases, statutory obligations, surety bonds and appeal bonds, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business;

•

any lien in the issuer’s principal property or that of any restricted subsidiary in favor of the U.S. federal or any state government or the government of The Netherlands or the European Community or any instrumentality or agency of any of them, securing the issuer’s obligations or those of any restricted subsidiary as a result of any contract or payment owed to such government, instrumentality or agency pursuant to applicable laws, rules, regulations or statutes;

•	any lien securing taxes or assessments or other applicable governmental charges or levies;

•

any lien securing industrial revenue, development or similar bonds issued by or for the benefit of the issuer or any of its restricted subsidiaries, provided that the industrial revenue, development or similar bonds are non-recourse to the issuer or any restricted subsidiary;

•	any lien on the issuer’s favor or in favor of any of its subsidiaries; and

•

any extension, renewal or replacement or successive extensions, renewals or replacements, as a whole or in part, of any lien included earlier in this list, for amounts not exceeding the principal amount of the borrowed money secured by the lien which is to be so extended, renewed or replaced provided that the extension, renewal, or replacement lien is limited to all or part of the same property, including improvements, that secured the lien to be extended, renewed or replaced.

“Principal property” means a building, structure or other facility, and the land on which it is erected and fixtures comprising a part thereof, used primarily for manufacturing or processing and located in the United States or The Netherlands and that the issuer or a restricted subsidiary owns or leases. The net book value of the property must exceed 2% of the issuer’s consolidated shareholders’ equity. Any property or portion of any property is not a principal property if the issuer’s board of management: (i) does not view such property or such portion thereof as materially important to the total business conducted by the issuer and its subsidiaries as an entirety; or (ii) does not view such portion of the property as materially important to the use or operation of the property. The issuer and its subsidiaries currently do not have any principal property.

“Restricted subsidiary” means any subsidiary (i) substantially all of the physical properties of which are located, or substantially all of the operations of which are conducted, within the United States or The Netherlands and (ii) which owns a principal property, provided however, that the term “Restricted subsidiary” shall not include any subsidiary which is primarily engaged in leasing or in financing installment receivables or which is principally engaged in financing the operations of the issuer and/or its consolidated subsidiaries.

“Consolidated shareholders’ equity” means, with respect to the issuer and its subsidiaries considered as an entirety, the sum of the amounts described in the issuer’s most recent audited consolidated balance sheet as “minority interests” and “stockholders’ equity” (or such other terms as may be used by the issuer to describe the equity of Philips or stockholders’ equity of Philips determined in accordance with its accounting policies), in conformity with International Financial Reporting Standards as adopted by the European Union (“IFRS”) or, if the issuer does not prepare financial statements under IFRS, the body of generally accepted accounting principles, as applied by the issuer, on the basis of which the issuer prepares its primary financial statements.

Consolidated shareholders’ equity will also be deemed to include any capital securities of the issuer or similar instruments issued from time to time, provided that the terms of such capital securities or similar instruments do not require the issuer, or permit the holder thereof to require the issuer, to repay, redeem or repurchase such securities or instruments for any consideration other than securities constituting consolidated shareholders’ equity.

“Subsidiary” means a corporation (i) more than 50% of the outstanding voting stock or equity interest of which is owned, directly or indirectly, by the issuer or by one or more other subsidiaries, or by the issuer and one or more other subsidiaries or (ii) which is fully consolidated into the issuer’s financial statements prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“IFRS”) or, if the issuer does not prepare financial statements under IFRS, the body of generally accepted accounting principles, as applied by the issuer, on the basis of which the issuer prepares its primary financial statements. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Restrictions on Sales and Leasebacks

Neither the issuer nor any of its restricted subsidiaries will enter into any sale and leaseback transaction involving a principal property unless it complies with this covenant. A sale and leaseback transaction is an arrangement between the issuer or a restricted subsidiary and a bank, insurance company or other lender or investor where the issuer or its restricted subsidiary leases a principal property that the issuer or its restricted subsidiary has owned for more than six months and which has been sold to a lender or investor or to any person to whom the lender or investor has advanced funds on the security of the principal property.

The issuer can comply with this covenant in either of two different ways. First, it will be in compliance if the issuer or its restricted subsidiary could grant a lien on the principal property in an amount equal to the indebtedness attributable to the sale and leaseback transaction without being required to grant an equivalent or higher-ranking lien to Holders under the restriction on liens described above.

Second, the issuer can comply if it invests an amount equal to at least the net proceeds of the sale of the principal property that the issuer or its restricted subsidiary leases in the transaction or the fair value of that property, whichever is greater. This amount must be invested in any principal property or used to retire indebtedness for money that the issuer or its restricted subsidiaries borrowed, incurred or assumed and that either has a maturity of 12 months or more from the date of incurrence of the indebtedness or has a maturity of less than 12 months from that date but is by its terms renewable or extendible beyond 12 months from that date at the option of the borrower, within one year of the transaction.

This restriction on sales and leasebacks does not apply to any sale and leaseback transaction that is between the issuer and one of its subsidiaries, or between one of the issuer’s restricted subsidiaries and either the issuer or one of its other subsidiaries. It also does not apply to any lease with a term, including renewals, of three years or less.

Default and Related Matters

Ranking

The debt securities are not secured by any of the issuer’s property or assets. Accordingly, your ownership of debt securities means you are one of the issuer’s unsecured creditors. The debt securities are not subordinated to any of its other debt obligations and therefore they rank equally with all of the issuer’s other unsecured and unsubordinated indebtedness.

Events of Default

The following will be Events of Default (each an “Event of Default”) with respect to the applicable debt securities:

(i) the issuer fails to pay principal or any premium on any security of that series when due and payable (other than, in limited circumstances, on account of an administrative error whether by the issuer or a bank involved in transferring the funds); or

(ii) the issuer fails to pay any interest or Additional Amounts on any debt securities of that series when due and payable, and the failure continues for 30 days; or

(iii) the issuer fails to perform or otherwise breaches any of its covenants in respect of the applicable debt securities or Indenture (other than those described in paragraphs (i) and (ii) above), and continuance of such default or breach for a period of 60 days after there has been given a written notice, by registered or certified mail, to the issuer by the Trustee or to the issuer and the Trustee by the Holders of at least 25% in principal amount of the outstanding debt securities affected thereby, specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the debt securities; or

(iv) default in the payment of the principal of any Capital Market Indebtedness in an aggregate amount exceeding $75 million (or its equivalent in any other currency or currencies) when such Capital Market Indebtedness becomes due and payable at maturity, or becomes due and payable prior to the stated maturity thereof as a result of the occurrence of a default if (a) such default shall continue unremedied or unwaived for more than 15 days following the receipt by the issuer from the relevant holder of such Capital Market Indebtedness of such notice of default or, in the case that no notice of default is required in respect thereof, such default is not remedied or waived within a reasonably practicable period, (b) the time for payment of such amount has not been expressly extended and (c) affirmative action to demand for payment of such Capital Market Indebtedness has been taken and not withdrawn for five days; provided, that if such default under such Capital Market Indebtedness shall be remedied or cured by the issuer or waived by the holders of such Capital Market Indebtedness, then the Event of Default hereunder by reason thereof shall be deemed to be likewise to have been remedied, cured or waived without any further action; and provided further, that no Event of Default hereunder shall be deemed to exist in a case where the issuer is prevented or delayed, directly or indirectly, by an government or other authority from fulfilling its obligation under the relevant Capital Market Indebtedness; or

(v) the issuer applies for bankruptcy or is adjudicated bankrupt or suffers the appointment of an administrator or liquidator by order of a court of competent jurisdiction or applies for (provisional) suspension of payments (“(voorlopige) surséance van betaling”) or is wound up or if the issuer offers a compromise to all its creditors or negotiates with all its creditors another agreement relating to its payment difficulties, or if such measures are officially decreed.

Each series of debt securities will provide that if an Event of Default occurs and is continuing, then and in each and every such case, unless the principal of all the applicable series of debt securities shall have already become due and payable, the Holders of not less than 25% in aggregate principal amount of the applicable series of debt securities then outstanding, by notice in writing to the issuer and to the Trustee, may declare the entire principal amount of all the applicable debt securities in the series issued pursuant to the Indenture, and interest accrued and unpaid thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable, without any further declaration or other act on the part of any Holder. Under certain circumstances, the Holders of a majority in aggregate principal amount of the applicable debt securities in a particular series then outstanding, by written notice to the issuer and the Trustee, may waive defaults and rescind and annul declarations of acceleration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impart any right consequent thereon.

The Holders of a majority in aggregate principal amount of the applicable debt securities in a particular series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, subject to certain limitations specified in the Indenture.

The issuer will furnish to the Trustee every year a written statement of certain of its officers certifying that, to their knowledge, the issuer is in compliance with the Indenture and the debt securities, or else specifying any default.

An Event of Default with respect to one series of debt securities would not necessarily constitute an event of default with respect to any other series of debt securities.

For the purposes of the above, “Capital Market Indebtedness” means any obligation of the issuer for the payment of borrowed money which is in the form of, or represented or evidenced by, a certificate of indebtedness or in the form of, or represented or evidenced by, bonds, notes or other securities which are, or are capable of being, listed or traded on a stock exchange or other recognized securities market.

Consolidation, Merger and Sale of Assets

The issuer may, without the consent of the Holders of the debt securities, consolidate with, merge into or transfer or lease its assets substantially as an entirety to, any person of the persons specified in the Indenture, provided that: (i) any successor corporation formed by any consolidation or amalgamation, or any transferee or lessee of the issuer’s assets, must assume the issuer’s obligations on the debt securities; (ii) immediately after giving effect to the transaction, no event which, after notice or lapse of time, would become an Event of Default shall have occurred and be continuing; and (iii) certain other conditions are met (including the payment of any Additional Amounts that are payable).

If the issuer consolidates or merges with or into any other corporation or sells all or substantially all of its assets according to the terms and conditions of the Indenture, the resulting or acquiring corporation will be substituted for the issuer in the Indenture with the same effect as if it had been an original party to the Indenture. As a result, the successor corporation may exercise the issuer’s rights and powers under the Indenture, in the issuer’s name or in its own name and the issuer will be released from all of its liabilities and obligations under the Indenture and under the debt securities.

Defeasance and Discharge

The issuer can legally release itself from any payment or other obligations on debt securities, except for various obligations described in this section, if it, in addition to other actions, puts in place the following arrangements for applicable Holders to be repaid: (i) the issuer must deposit in trust for each Holder’s benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency debt securities or bonds that, in the opinion of a nationally recognized firm of independent public accountants, will generate enough cash to make interest, principal and any other payments on the applicable debt securities on their various due dates and (ii) the issuer must deliver to the Trustee a legal opinion of U.S. tax counsel of recognized standing with respect to U.S. federal income tax matters confirming that, as a result of a change in U.S. federal income tax law, the issuer may make the above deposit without causing Holders to be taxed on the applicable debt securities any differently than if the issuer did not make the deposit and just repaid the applicable debt securities itself. The issuer would not have to deliver this opinion if it received from, or there has been published by, the United States Internal Revenue Service a ruling that states the same conclusion.

However, even if the issuer takes these actions, a number of its obligations relating to the applicable debt securities will remain. These include the following obligations: (i) to register the transfer and exchange of such debt securities; (ii) to replace mutilated, destroyed, lost or stolen debt securities; (iii) to maintain paying agencies; (iv) to hold money for payment in trust; and (v) to pay all fees, expenses and other amounts owed to the Trustee.

Covenant Defeasance

The issuer can legally release itself from compliance with certain restrictive covenants, including those described under “Covenants” above and the occurrence of certain Events of Default in relation to such restrictive covenants, if it, in addition to other actions, deposits the monies, bonds and debt securities, and delivers the opinion, specified above under “Defeasance and Discharge”.

The issuer must deliver to the Trustee a legal opinion of U.S. tax counsel of recognized standing confirming that under current U.S. federal income tax law the issuer can release itself from compliance with such covenants without causing Holders to be taxed on the applicable debt securities any differently than if the issuer did not legally release itself from compliance with such covenants.

However, the issuer will remain liable in the event that an acceleration following an Event of Default has the result that the deposited monies, bonds and debt securities are not sufficient to pay amounts due on such debt securities. In such event, the issuer will remain liable for the remaining amounts due.

Modification and Waiver

The Indenture contains provisions for convening meetings of Holders to consider matters affecting their interests.

There are three types of changes that the issuer can make to the Indenture and the debt securities.

Changes Requiring Each Holder’s Approval

First, there are changes that cannot be made to debt securities without each affected Holder’s specific approval. Following is a list of those types of changes:

(i)	change the stated maturity of the principal, or any installment of principal, or interest on the debt securities;

(ii)	reduce any amounts and the rate of interest of a debt security or any premium due upon its redemption;

(iii)	reduce the amount of principal payable upon acceleration of the maturity of an original issue discount security or any other debt security following a default;

(iv)	change the place or currency of payment on a debt security;

(v)	impair your right to sue for payment;

(vi)	reduce the percentage of Holders of debt securities whose consent is needed to modify or amend the Indenture;

(vii)	reduce the percentage of Holders of debt securities whose consent is needed to waive compliance with various provisions of the Indenture or to waive various defaults;

(viii)	modify any other aspect of the provisions dealing with modification and waiver of the Indenture, unless to provide that additional provisions of the Indenture cannot be modified or waived without your consent; and

(ix)	modify or affect in any manner adverse to the Holders any of the issuer’s obligations that relate to payment of principal, premium or interest.

Changes Requiring a Majority Vote

The second type of change to the Indenture and the debt securities is the kind that requires a vote in favor by Holders owning a majority of the principal amount of the particular series of debt securities affected. Most changes fall into this category. The same majority vote would be required for the issuer to obtain a waiver of all or part of the covenants described above or a waiver of a past default. However, the issuer cannot obtain a waiver of a payment default or any other aspect of the Indenture or the debt securities listed in the first category described previously under “Changes Requiring Each Holder’s Approval” unless the issuer obtains each Holder’s individual consent to the waiver.

Changes Not Requiring Approval

The third type of change does not require any vote by Holders. This type is limited to clarifications, changes, amendments, supplements and other changes that would not adversely affect the Holders in any material respect.

Further Details Concerning Voting

Debt securities will not be considered outstanding, and therefore not eligible to vote, if the issuer has deposited or set aside in trust for the applicable Holder money for their payment or redemption and notice has been given to such Holder of such redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described previously under “Defeasance and Discharge”.

The issuer will generally be entitled to set any day as a record date for the purpose of determining the Holders of debt securities that are entitled to vote or take other action under the Indenture. In limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If issuer or the Trustee set a record date for a vote or other action to be taken by Holders of a particular series of debt securities, that vote or action may be taken only by persons who are Holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that the issuer may specify (or as the Trustee may specify, if it sets the record date). The issuer may shorten or lengthen this period from time to time.

Prescription

Under New York’s statute of limitations, any legal action upon the debt securities in respect of interest or principal must be commenced within six years after the payment thereof is due. Thereafter the debt securities will become generally unenforceable.

Notice

Notices to Holders of debt securities will also be given by first-class mail postage prepaid to the last addresses of such Holders as they appear in the debt securities register. Such notices will be deemed to have been given on the date of such publication or mailing.

Consent to Service

The issuer will initially designate Philips Electronics North America Corporation, as its authorized agent for service of process in any legal suit, action or proceeding arising out of or relating to the performance of its obligations under the Indenture and the debt securities brought in any state or federal court in the Borough of Manhattan, the City of New York, and will irrevocably submit (but for those purposes only) to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding.

Governing Law

The debt securities and Indenture will be governed by and construed in accordance with the laws of New York State, except that the issuer’s authorization and execution of the Indenture and the debt securities will be governed by the laws of The Netherlands.

Regarding the Trustee

Deutsche Bank Trust Company Americas will be the Trustee under the Indenture. The issuer and some of its subsidiaries maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

LEGAL OWNERSHIP

Street Name and Other Indirect Holders

We generally will not recognize investors who hold securities in accounts at banks or brokers as legal Holders of securities. When we refer to the “Holders” of securities, we mean only the actual legal and (if applicable) record Holder of those securities. Holding securities in accounts at banks or brokers is called holding in “street name”. If you hold securities in street name, we will recognize only the bank or broker or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest, dividends and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required. If you hold securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required;

•	whether and how you can instruct it to send you securities and, if the securities are in registered form, have them registered in your own name, so you can be a direct Holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for Holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the Trustee and those of any third parties employed by us or the Trustee, under the securities run only to persons who are registered as Holders of the securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold securities in that manner or because the securities are issued in the form of global securities as described below. For example, once we make payment to the registered Holder, we have no further responsibility for the payment even if that Holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security?

A global security is a special type of indirectly held security. If we choose to issue securities in the form of global securities, the ultimate beneficial owners can only be indirect Holders.

We require that the global security be registered in the name of a financial institution we select.

We require that the securities included in the global security not be transferred to the name of any other direct Holder unless the special circumstances described below occur. The financial institution that acts as the sole direct Holder of the global security is called the “depositary”. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. A prospectus supplement relating to the offering of a series of securities will indicate whether the series will be issued only in the form of global securities.

Special Investor Considerations for Global Securities

As an indirect Holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a Holder of securities and instead deal only with the depositary that holds the global security.

If you are an investor in securities that are issued only in the form of global securities, you should be aware that:

•	You cannot get securities registered in your own name.

•	You cannot receive physical certificates for your interest in the securities.

•

You will be a street name Holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities, as explained earlier under “Street Name and Other Indirect Holders.”

•	You may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•

The depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the Trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the Trustee also do not supervise the depositary in any way.

•

The depositary will require that interests in a global security be purchased or sold within its system using same-day funds. By contrast, payment for purchases and sales in the market for corporate bonds and other securities is generally made in next-day funds. This difference could have some effect on how interests in global securities trade, but we do not know what that effect will be.

Special Situations in Which a Global Security Will Be Terminated

In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name so that they will be direct Holders. The rights of street name investors and direct Holders in the securities have been previously described in the subsections entitled “Street Name and Other Indirect Holders” and “Direct Holders” above.

The special situations for termination of a global security are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary.

•

When an event of default on the securities has occurred and has not been cured. Defaults on debt securities are discussed under “Description of Debt Securities—Default and Related Matters—Events of Default” on page 15.

The prospectus supplement(s) may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and neither we nor the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders. For more information, see “Description of Debt Securities” on page 9.

CLEARANCE AND SETTLEMENT

General

Securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by The Depository Trust Company, or DTC, in the United States, Clearstream Banking, société anonyme, or Clearstream, Luxembourg, in Luxembourg and Euroclear Bank S.A./N.V., or Euroclear, in Brussels, Belgium. These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for registered securities in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities. Investors in securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream, Luxembourg or the clearance system that is described in the applicable prospectus supplement.

The policies of DTC, Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

We have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Luxembourg, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time.

The Clearing Systems

DTC

DTC has advised us as follows:

•	DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•

Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that have relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg

Clearstream, Luxembourg has advised us as follows:

•

Clearstream, Luxembourg is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•

Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry transfers between the accounts of its customers. This eliminates the need for physical movement of certificates.

•

Clearstream, Luxembourg provides other services to its participants, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

•

Clearstream, Luxembourg’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

•

Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear

Euroclear has advised us as follows:

•

Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking, Finance and Insurance Commission (Commission Bancaire, Financière et des Assurances) and the National Bank of Belgium (Banque Nationale de Belgique).

•

Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

•

Euroclear provides other services to its customers, including credit, custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several countries.

•

Euroclear customers include banks, including central banks, securities brokers and dealers, trust companies and clearing corporations and may include certain other professional financial intermediaries.

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems

We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

The distribution of the securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one series of securities to another according to the currency that is chosen for the specific series of securities. Customary clearance and settlement procedures are described below.

We will submit applications to the relevant system or systems for the securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the applicable prospectus supplement.

Clearance and Settlement Procedures—DTC

DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to U.S. corporate debt obligations in DTC’s Same-Day Funds Settlement System.

Securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in U.S. dollars, on the settlement date. For payments in a currency other than U.S. dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures—Euroclear and Clearstream, Luxembourg

We understand that investors that hold their securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form for debt securities.

Securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading between DTC Participants

We understand that secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to U.S. corporate debt obligations in DTC’s Same-Day Funds Settlement System for debt securities.

If payment is made in U.S. dollars, settlement will be in same-day funds. If payment is made in a currency other than U.S. dollars, settlement will be free of payment, and separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream, Luxembourg Participants

We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form.

Trading between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

A purchaser of securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream, Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream, Luxembourg participant. Euroclear or Clearstream, Luxembourg, as the case may be, will then instruct the common depositary for Euroclear and Clearstream, Luxembourg to receive the securities either against payment or free of payment.

The interests in the securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream, Luxembourg cash debit will be valued as of the actual settlement date instead.

Euroclear participants or Clearstream, Luxembourg participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream, Luxembourg. Under this approach, participants may take on credit exposure to Euroclear or Clearstream, Luxembourg until the securities are credited to their accounts one business day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to them, participants can choose not to preposition funds and will allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream, Luxembourg participants purchasing securities would incur overdraft charges for one business day, (assuming they cleared the overdraft as soon as the securities were credited to their accounts). However, interest on the securities would accrue from the value date. Therefore, in many cases, the investment income on securities that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.

Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver securities to the depositary on behalf of Euroclear participants or Clearstream, Luxembourg participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

You should be aware that investors will be able to make and receive deliveries, payments and other communications involving the securities through Clearstream, Luxembourg and Euroclear only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the securities, or to receive or make a payment or delivery of the securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

TAXATION

Netherlands Taxation

The following is intended as general information only and it does not purport to present any comprehensive or complete picture of all aspects of Dutch tax laws which could be of relevance to a holder of debt securities (hereinafter referred to as “Securities”). Prospective holders of a Security (hereinafter referred to as “Holder”) should therefore consult their tax adviser regarding the tax consequences of any purchase, ownership or disposal of Securities.

The following summary is based on the Dutch tax law as applied and interpreted by Dutch tax courts and as published and in effect on the date hereof, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

The issuers have been advised that under Dutch tax law the following treatment will apply to the Securities.

For the purpose of this paragraph, “Dutch taxes” shall mean taxes of whatsoever nature imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein.

Withholding Tax

Any payments made under the Securities will not be subject to withholding or deduction for, or on account of, any Dutch taxes.

Taxes on Income and Capital Gains

This section does not purport to describe the possible Dutch tax considerations or consequences that may be relevant to a Holder who has a (fictitious) substantial interest (“aanmerkelijk belang”) in Koninklijke Philips Electronics N.V. Generally, a Holder has a substantial interest in Koninklijke Philips Electronics N.V. if such Holder, alone or together with his partner, has, or if certain relatives of the Holder or his partner have, directly or indirectly:

•

the ownership of, or certain rights over, shares representing five percent or more of the total issued and outstanding capital of Koninklijke Philips Electronics N.V., or of the issued and outstanding capital of any class of shares Koninklijke Philips Electronics N.V.; or

•

the rights to acquire shares, whether or not already issued, representing five percent or more of the total issued and outstanding capital of Koninklijke Philips Electronics N.V., or of the issued and outstanding capital of any class of shares of Koninklijke Philips Electronics N.V.; or

•

certain profit participating certificates that relate to five percent or more of the annual profit of Koninklijke Philips Electronics N.V. or to five percent or more of the liquidation proceeds of Koninklijke Philips Electronics N.V.

Generally, a Holder has a fictitious substantial interest (“fictief aanmerkelijk belang”) if amongst others (a) he has disposed of, or is deemed to have disposed of, all or part of a substantial interest or (b) he is an individual and has transferred a business enterprise in exchange for shares, on a non-recognition basis.

Residents of The Netherlands

The description of certain Dutch tax consequences in this paragraph is only intended for the following Holders:

•	individuals who are resident or deemed to be resident in The Netherlands;

•	individuals who opt to be treated as a resident in The Netherlands for purposes of Dutch taxation (jointly, “Dutch Individuals”); and

•

entities that are subject to the 1969 Dutch Corporate Income Tax Act (“CITA”) and are resident or deemed to be resident in The Netherlands for purposes of the CITA (“Dutch Corporate Entities”), excluding:

•	pension funds (“pensioenfondsen”) and other entities, that are exempt from or not subject to Dutch corporate income tax; and

•	Investment institutions (“beleggingsinstellingen”).

Dutch Individuals not engaged or deemed to be engaged in an enterprise or receiving benefits from miscellaneous activities

Generally, a Dutch Individual who holds Securities that are not attributable to an enterprise from which he derives profits as an entrepreneur (“ondememer”) or pursuant to a co-entitlement to the net worth of such enterprise other than as an entrepreneur or a shareholder, or to miscellaneous activities (“overige werkzaamheden”), will be subject annually to an income tax imposed on a fictitious yield on such Securities. The Securities held by such Dutch Individual will be taxed under the regime for savings and investments (“inkomen uit sparen en beleggen”). Irrespective of the actual income or capital gains realized, the annual taxable benefit of all the assets and liabilities of a Dutch Individual that are taxed under this regime, including the Securities, is set at a fixed amount. The fixed amount equals 4 percent of the net fair market value of these assets and liabilities measured, in general, at the beginning of every calendar year. The current tax rate under the regime for savings and investments is a flat rate of 30 percent.

Dutch Individuals engaged or deemed to be engaged in an enterprise or earning benefits from miscellaneous activities

Any benefits derived or deemed to be derived from Securities (including any capital gains realized on the disposal thereof) that are either attributable to an enterprise from which a Dutch Individual derives profits, whether as an entrepreneur or pursuant to a co-entitlement to the net worth of such enterprise (other than as an entrepreneur or a shareholder), or attributable to miscellaneous activities are generally subject to income tax in the Dutch Individual’s hands at progressive rates with a maximum of 52%.

Dutch Corporate Entities

Any benefits derived or deemed to be derived from Securities (including any capital gains realized on the disposal thereof) that are held by a Dutch Corporate Entity are generally subject to corporate income tax, currently 25% (the corporate income tax rate amounts to 20% for the first €200,000 of profit).

Non-residents of The Netherlands

A Holder other than a Dutch Individual or Dutch Corporate Entity will not be subject to any Dutch taxes on income or capital gains in respect of the ownership and disposal of the Securities, except if the Holder derives profits from an enterprise or deemed enterprise, whether as entrepreneur or pursuant to a co-entitlement to the net worth of such enterprise other than as an entrepreneur or a shareholder, which enterprise is, in whole or in part, carried on through a permanent establishment (“vaste inrichting”) or a permanent representative (“vaste vertegenwoordiger”) in The Netherlands, to which Securities are attributable; or

•

the Holder is an individual and derives benefits from miscellaneous activities (“resultaat uit overige werkzaamheden”) performed in The Netherlands in respect of Securities, including, without limitation, activities which are beyond the scope of active portfolio investment activities; or

•

the Holder is entitled to a share in the profits of an enterprise that is effectively managed in The Netherlands, other than by way of the holding of securities or through an employment contract, to which enterprise the Securities are attributable; or

•

in case of a corporate Holder, such Holder is a resident of Aruba, Curacao or Saint Martin with a permanent establishment or permanent representative in Bonaire, Eustatius or Saba to which the Securities are attributable, while the profits of such Holder are taxable in the Netherlands pursuant to article 17(3)(c) of the CITA.

Gift tax or inheritance tax

No Dutch taxes are due in respect of any gift of the Securities by, or inheritance of the Securities on the death of, a Holder, except if:

•	the Holder is a resident, or is deemed to be a resident, of The Netherlands; or

•

the Holder, at the time of the gift or death, has an enterprise (or an interest in an enterprise) which is, in whole or in part, carried on through a permanent establishment or permanent representative in The Netherlands to which the Securities are attributable; or

•

the Holder passes away within 180 days after the date of the gift of the Securities and is not, or not deemed to be, at the time of the gift, but is, or deemed to be, at the time of his death, resident of The Netherlands; or

•

the Holder is entitled to a share in the profits of an enterprise effectively managed in The Netherlands, other than by way of the holding of securities or through an employment contract, to which enterprise the Securities are attributable.

For purposes of Dutch gift or inheritance tax, an individual who is of Dutch nationality will be deemed to be a resident of The Netherlands if he has been a resident in The Netherlands at any time during the ten years preceding the date of the gift or his death. For purposes of Dutch gift tax, an individual will be deemed to be a resident of The Netherlands if he has been a resident of The Netherlands at any time during the 12 months preceding the date of the gift.

Other taxes

No other Dutch taxes, such as value added tax, or other similar tax or duty (including stamp duty and court fees), are due by the Issuers or the Holder by reason only of the issue, acquisition or transfer of the Securities.

Residency

Subject to the exceptions above, a Holder will not become a resident, or a deemed resident, of The Netherlands for tax purposes, or become subject to Dutch Taxes, by reason only of the Issuers’ performance, or the Holder’s acquisition (by way of issue or transfer to it), holding and/or disposal of the Securities.

EU Savings Directive

Under the EU Directive 2003/48/EC, The Netherlands is required, subject to a number of conditions being met, to provide to other Member States details of payments of interest and similar income paid from The Netherlands to individuals who are resident in other Member States.

United States Taxation

This section describes the material United States federal income tax consequences to a United States holder (as defined below) of owning the securities we are offering. It is the opinion of Sullivan & Cromwell LLP, United States counsel to Philips. It applies to you only if you acquire securities in the offering and you hold your securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns securities that are a hedge or that are hedged against interest rate risks,

•	a person that owns securities as part of a straddle or conversion transaction for tax purposes,

•	a person that purchases or sells securities as part of a wash sale for tax purposes, or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

This section deals only with fixed rate and certain types of floating rate debt securities denominated in U.S. dollars which have no more than a de minimis amount of original issue discount and are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning other securities we may offer will be discussed in an applicable supplement. This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis.

You are a United States holder if you are a beneficial owner of a security and you are, for U.S. federal income tax purposes:

•	a citizen or resident of the United States,

•	a domestic corporation or other entity taxable as a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If a partnership holds the securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partnership or a partner in a partnership holding the securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the securities.

If you purchase securities at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

Please consult your own tax advisor concerning the consequences of owning securities in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

Payments of Interest

You will be taxed on any interest on your security as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Interest we pay on the securities and any additional amounts we pay with respect to withholding tax on the securities, including withholding tax on payments of such additional amounts (“additional amounts”), is income from sources outside the United States for purposes of the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interest and additional amounts, will, depending on your circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit.

Purchase, Sale and Retirement of the Securities

Your tax basis in your security will generally be its cost. You will generally recognize capital gain or loss on the sale or retirement of your security equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your security. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year.

Medicare Tax

For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income will generally include its interest income and its net gains from the disposition of securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the securities.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts held for investment that have non-United States issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the securities.

Backup Withholding and Information Reporting

If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal and interest on a security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

•	the payment of the proceeds from the sale of a Note effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

In general, payment of the proceeds from the sale of securities effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will generally be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

In addition, payment of the proceeds from the sale of securities effected at a foreign office of a broker will generally be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “United States persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

Underwriters

If we use underwriters in the sale, we will enter into an underwriting agreement, and a prospectus supplement will set forth the names of the underwriters and the terms of the transaction. The underwriters will acquire securities and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation.

If the prospectus supplement so indicates, we may authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

Each series of debt securities offered will be a new issue of securities and will have no established trading market. The debt securities offered may or may not be listed on a national securities exchange. We cannot be sure as to the liquidity of or the existence of trading markets for any debt securities, warrants, purchase contracts or units offered.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may overallot in connection with the offering, and may bid for, and purchase, the securities in the open market.

Dealers

If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We may sell securities directly or through agents that we designate. The prospectus supplement names any agent involved in the offering and sale and states any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Institutional Investors

If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Indemnification

Agreements that we have entered into or may enter into with underwriters, dealers, agents or remarketing firms may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers, agents or remarketing firms may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with Koninklijke Philips Electronics N.V. to indemnification by Koninklijke Philips Electronics N.V. against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for Koninklijke Philips Electronics N.V. in the ordinary course of business.

Market Making

In the event that we do not list securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

VALIDITY OF SECURITIES

The validity of the securities offered hereby will be passed upon by Sullivan & Cromwell LLP, U.S. counsel for Koninklijke Philips Electronics N.V., Sullivan & Cromwell LLP may rely upon Marnix Van Ginneken, General Counsel Corporate, Senior Vice President, Koninklijke Philips Electronics N.V., legal adviser to the issuer with respect to all matters of Netherlands law, and Marnix Van Ginneken may rely upon Sullivan & Cromwell LLP with respect to all matters of New York law. If this prospectus is delivered in connection with an underwritten offering, the validity of the debt securities may be passed upon for the underwriters by United States and Netherlands counsel for the underwriters specified in the related prospectus supplement. If no Netherlands counsel is specified, such United States counsel to the underwriters may also rely on the opinion of Marnix Van Ginneken as to certain matters of Netherlands law.

EXPERTS

The consolidated financial statements of Koninklijke Philips Electronics N.V. as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Accountants N.V., independent registered public accounting firm, incorporated by reference in herein, and upon the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

Koninklijke Philips Electronics N.V. is a limited liability company incorporated under Netherlands law. All of its directors and senior management, and some of the experts named in this document, currently reside outside the United States. All or a substantial portion of its assets and the assets of these individuals are located outside of the United States. As a result, it may not be possible for you to effect service of process within the United States upon non-U.S. resident directors or upon Koninklijke Philips Electronics N.V. or it may be difficult to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. securities laws against Koninklijke Philips Electronics N.V. We understand there is doubt as to the enforceability in The Netherlands of original actions or in actions for enforcement of judgments of U.S. courts of civil liabilities predicated solely upon the federal securities laws of the United States. As there is no treaty between the United States and The Netherlands providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards in civic and commercial matters), a judgment rendered by a court in the United States will not be recognized and enforced by the Dutch courts. However, if a person has obtained a final and conclusive judgment for the payment of money based on civil liability rendered by a U.S. court which is enforceable in the United States (the “foreign judgment”) and files his claim with the competent Dutch court, the Dutch court will generally give binding effect to the foreign judgment insofar as it finds that the jurisdiction of the U.S. court has been based on grounds which are internationally acceptable and that proper legal procedures have been observed and unless the foreign judgment contravenes Dutch public policy.

PART II OF FORM F-3

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Article 17.4 of the Articles of Association of the issuer provides that:

Unless the law provides otherwise, the current and former members of the Board of Management are reimbursed for:

a.	the reasonable costs of defending claims for damages or defence costs in other legal proceedings;

b.	any damages which they are ordered to pay;

c.	the reasonable costs of appearing in other legal proceedings in which they are involved in their (current or former) function as hereinafter referred to, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf, in respect of an act or failure to act in the exercise of the function of the respective member of the Board of Management or of another function which he or she performs or has performed at the request of the issuer—in the latter case reimbursement shall only be for an amount that is not reimbursed in respect of that other function.

There will be no entitlement to the reimbursement referred to above, and any reimbursement already paid must be paid back, if and insofar as:

a.	it has been established in final judgement by a Dutch court or, in the case of arbitration, by an arbitrator that the act or failure to act can be characterized as intentional (“opzettelijk”), intentionally reckless (“bewust roekeloos”) or seriously culpable (“ernstig verwijtbaar”), unless the law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to the standards of reasonableness and fairness (“redelijkheid en billijkheid”);

b.	the costs or damages are directly connected with or arise from a legal proceeding between a current or former member of the Board of Management and the issuer itself or its group companies, except legal proceedings which have been instituted by one or more shareholders on behalf of the issuer, in conformity with Dutch law or otherwise; and

c.	the costs and/or damages are reimbursed by insurers under an insurance policy.

In addition, notwithstanding anything contained in the Articles of Association of the issuer, a full discharge of the Board of Management and the Supervisory Board from liability for the performance of their respective duties in the financial year concerned can be constituted by a resolution to that effect by the General Meeting of Shareholders of the issuer.

Under Netherlands law, this discharge is not absolute and would not be effective as to any matters not disclosed to the General Meeting of Shareholders.

Members of the Supervisory Board, the Board of Management and certain officers of the issuer are, to a certain extent, insured under an insurance policy against damages resulting from their conduct when acting in their capacities as such.

Item 9. Exhibits

Exhibit Number	Description
1.1	Form of Underwriting Agreement.

4.1	Indenture between the issuer and Deutsche Bank Trust Company Americas, as the Trustee, dated March 11, 2008.

4.2	Form of First Supplemental Indenture between the issuer and Deutsche Bank Trust Company Americas, as the Trustee.

4.3	Form of Debt Securities (included in Exhibit 4.1).

5.1	Opinion of Marnix Van Ginneken, General Counsel Corporate, Senior Vice President, Koninklijke Philips Electronics N.V., legal adviser to the issuer, as to certain matters under Netherlands law.

5.2	Opinion of Sullivan & Cromwell LLP, as to the validity of the debt securities under New York law.

8.1	Opinion of Maurice Kuiper, Head of Corporate Fiscal, internal Netherlands tax counsel to the issuer, as to certain matters of Netherlands taxation.

8.2	Opinion of Sullivan & Cromwell LLP, as to certain matters of U.S. taxation.

12	Calculation of ratio of earnings to fixed charges (incorporated herein by reference to Exhibit 7 to the Annual Report on Form 20-F for the fiscal year ended December 31, 2011 filed by Koninklijke Philips Electronics N.V. with the Securities and Exchange Commission on February 24, 2012).

23.1	Consent of KPMG Accountants N.V., independent registered public accounting firm.

23.2	Consent of Marnix Van Ginneken, General Counsel Corporate, Senior Vice President, Koninklijke Philips Electronics N.V., legal adviser to the issuer (included in Exhibit 5.1).

23.3	Consent of Sullivan & Cromwell LLP (included in Exhibits 5.2 and 8.2).

23.4	Consent of Maurice Kuiper, Head of Corporate Fiscal, internal Netherlands tax counsel to the issuer (included in Exhibit 8.1).

24	Powers of Attorney (included in signature page).

25	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Deutsche Bank Trust Company Americas.

Item 10. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i.)	To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii.)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii.)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	To file a post effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A.)	Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B.)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(6)	That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i.)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii.)	Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by the undersigned registrant;

(iii.)	The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv.)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant, of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURE OF KONINKLIJKE PHILIPS ELECTRONICS N.V.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Amsterdam, The Netherlands on March 2, 2012.

KONINKLIJKE PHILIPS ELECTRONICS N.V.

By	/s/ Frans van Houten
Name:	Frans van Houten
Title:	President and Chairman of the Board of Management

By	/s/ Ron Wirahadiraksa
Name:	Ron Wirahadiraksa
Title:	Executive Vice-President and Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Ron Wirahadiraksa, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign and file with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement, with exhibits thereto and any and all other documents that may be required in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitutes therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on March 2, 2012.

/s/ Frans van Houten	/s/ Pieter Nota
Frans van Houten	Pieter Nota
President and Chairman of the Board of Management (Principal Executive Officer)	Executive Vice-President and Member of the Board of Management

/s/ Ron Wirahadiraksa	/s/ Steve Rusckowski
Ron Wirahadiraksa	Steve Rusckowski
Executive Vice-President and Chief Financial Officer (Principal Financial and Accounting Officer)	Executive Vice-President and Member of the Board of Management

/s/ David A. Dripchak
Authorized Representative in the United States of America
By: David A. Dripchak
Title: Authorized Representative in the United States

Exhibit Number	Description
1.1	Form of Underwriting Agreement.

4.1	Indenture between the issuer and Deutsche Bank Trust Company Americas, as the Trustee, dated March 11, 2008.

4.2	Form of First Supplemental Indenture between the issuer and Deutsche Bank Trust Company Americas, as the Trustee.

4.3	Form of Debt Securities (included in Exhibit 4.1).

5.1	Opinion of Marnix Van Ginneken, General Counsel Corporate, Senior Vice President, Koninklijke Philips Electronics N.V., legal adviser to the issuer, as to certain matters under Netherlands law.

5.2	Opinion of Sullivan & Cromwell LLP, as to the validity of the debt securities under New York law.

8.1	Opinion of Maurice Kuiper, Head of Corporate Fiscal, internal Netherlands tax counsel to the issuer, as to certain matters of Netherlands taxation.

8.2	Opinion of Sullivan & Cromwell LLP, as to certain matters of U.S. taxation.

12	Calculation of ratio of earnings to fixed charges (incorporated herein by reference to Exhibit 7 to the Annual Report on Form 20-F for the fiscal year ended December 31, 2011 filed by Koninklijke Philips Electronics N.V. with the Securities and Exchange Commission on February 24, 2012).

23.1	Consent of KPMG Accountants N.V., independent registered public accounting firm.

23.2	Consent of Marnix Van Ginneken, General Counsel Corporate, Senior Vice President, Koninklijke Philips Electronics N.V., legal adviser to the issuer (included in Exhibit 5.1).

23.3	Consent of Sullivan & Cromwell LLP (included in Exhibits 5.2 and 8.2).

23.4	Consent of Maurice Kuiper, Head of Corporate Fiscal, internal Netherlands tax counsel to the issuer (included in Exhibit 8.1).

24	Powers of Attorney (included in signature page).

25	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Deutsche Bank Trust Company Americas.